EXHIBIT 99

PRESS RELEASE

Scripps reports third quarter results

For immediate release	(NYSE: SSP)
Oct. 25, 2007

CINCINNATI – The E.W. Scripps Company today reported third-quarter operating results, including strong revenue and segment profit growth at Scripps Networks, the company’s operating division that includes HGTV, Food Network and its other national lifestyle television networks.

On a consolidated basis, The E.W. Scripps Company’s third-quarter revenue was $596 million compared with $583 million during the same period a year ago.

The company’s third-quarter income from continuing operations was $87.9 million, or 54 cents per share, compared with $78.4 million, or 48 cents per share, during the same period a year earlier. Income from continuing operations during the third quarter 2007 included a gain of $9.2 million, or 4 cents a share, from the sale of the company’s minority stake in CityFeet.com, an online commercial real estate search service.

The company’s net income for the third quarter, including discontinued operations, was $88.4 million, or 54 cents a share, compared with $73.1 million, or 44 cents a share, for the same period in 2006. (See notes to the financial tables for a description of discontinued operations.)

At Scripps Networks, third-quarter revenue grew 16 percent year-over-year to $289 million. Segment profit for the division increased 18 percent to $137 million. (See notes to the financial tables for a definition of segment profit.)

In addition to HGTV and Food Network, Scripps Networks includes DIY Network, Fine Living TV Network, Great American Country and a growing portfolio of related lifestyle brands that deliver content and interactive services on the Internet.

Online advertising revenue at Scripps Networks grew 31 percent to $17.3 million during the third quarter.

Financial performance at Scripps Networks was favorably affected during the third quarter by increased advertising sales that resulted from improved ratings and viewership, particularly at HGTV, and strong pricing in the scatter advertising market.

Scripps Networks accounted for nearly half of the company’s consolidated revenue during the third quarter.

Improved results at Scripps Networks were offset, however, by lower advertising sales at the company’s local media businesses and softer performance in the Scripps Interactive Media division.

At Scripps newspapers, total revenue during the third quarter was $158 million vs. $168 million for the same period a year ago. Newspaper online revenue increased 19 percent year-over-year to $10.4 million.

Newspaper expenses were down 3.7 percent in the quarter, due in part to the voluntary separation plan that was accepted by 137 newspaper division employees during the second quarter of the year.

Newspaper segment profit for the period was $36.9 million vs. $39.7 million last year.

Lower local and classified advertising sales, including particularly weak real estate and employment advertising in the company’s Florida and California markets, contributed to the decline in total newspaper revenue and segment profit.

Third-quarter revenue at the Scripps Television Station Group was $73.3 million compared with $81.7 million during the same period a year earlier. Third-quarter segment profit at the TV Station Group was $13.2 million vs. $22.7 million, year-over-year.

The decline in revenue and segment profit at the Television Station Group was attributable to the relative absence of political advertising during the quarter when compared with the previous year. Political advertising during the third quarter 2007 was $700,000 compared with $11.7 million during the prior-year period. Local advertising sales at Scripps TV stations were up 1.1 percent during the third quarter and national advertising sales increased 4.2 percent.

At Scripps Interactive Media, which includes online comparison shopping services Shopzilla and uSwitch, third-quarter revenue totaled $54.6 million compared with $60.9 million last year. Segment profit for the interactive media division was $8.2 million vs. $9.0 million during the same three-month period a year earlier.

The decline in Interactive Media revenue and segment profit is attributable to reduced online energy switching activity at uSwitch and lower referral fee revenue at Shopzilla.

On Oct. 16, the company disclosed that its board of directors had unanimously authorized management to pursue a separation of Scripps into two publicly traded companies, one focused on national brands and the other focused on local media. Upon completion of the transaction a new company, Scripps Networks Interactive, will include Scripps Networks and Scripps Interactive Media divisions. The E.W. Scripps Company will include its local newspapers, broadcast television stations and licensing and syndication businesses. The transaction to separate the company is expected to be completed during the second quarter of 2008.

“The E.W. Scripps Company’s consolidated results during the third quarter reflect strong growth and outstanding operating performance at our national lifestyle television networks and their associated enterprises,” said Kenneth W. Lowe, president and chief executive officer for Scripps. “Double-digit revenue and segment profit growth at Scripps Networks, led by HGTV and Food Network, helped the company overcome challenging market conditions that affected its local media and Internet search businesses during the period.

“Advertising sales at both HGTV and Food Network surged during the three-month period, the direct result of popular new shows and other programming improvements that resonated with viewers amid a very strong advertising marketplace,” Lowe said. “HGTV attracted record numbers of viewers during the summer months and Food Network continued to draw a solid primetime audience. Growing distribution and increased viewership at DIY, Fine Living and Great American Country also contributed to improved consolidated results.

“At the company’s newspapers, the decline in advertising revenue was in line with our expectations as we continue to work through difficult market conditions that have affected the newspaper publishing industry,” Lowe said. “Lower classified advertising sales, particularly as they related to the real estate slump in Florida and California, weighed against newspaper operating results. Newspaper Internet sites, on the other hand, generated double-digit ad revenue growth, demonstrating that we’re having success monetizing the online traffic we’re building.

“Our other local media businesses – the Scripps broadcast TV stations – are cycling against last year’s record political advertising revenue. Although local and national advertising sales grew during the third quarter, the increased business wasn’t enough to offset nearly $12 million in political advertising sales that were booked during the same period in 2006. We’re looking ahead to robust political advertising sales in 2008.

“At Shopzilla, we’re seeing some encouraging trends,” Lowe said. “We’re having considerable success expanding the service internationally and in the U.S., we saw a return to double-digit net revenue growth during the final month of the quarter. Lower switching revenue at uSwitch, however, held back third quarter results for the Scripps Interactive Media division.”

Here are third-quarter results by segment:

Scripps Networks

Scripps Networks advertising revenue increased 17 percent to $223 million. Affiliate fee revenue was $60.4 million, up 23 percent.

Programming, marketing and other expenses increased 15 percent to $120 million. Employee costs were up 12 percent to $36.5 million.

Scripps Networks segment profit was $137 million, up 18 percent from $116 million in the prior-year period.

Operating revenue at HGTV was up 16 percent to $144 million. HGTV now reaches about 96 million domestic subscribers compared with 91 million at the end of the third quarter 2006.

Food Network operating revenue increased 16 percent to $113 million. Food Network reaches about 96 million domestic subscribers, up from 91 million at the end of the third quarter 2006.

Revenue at DIY Network was $14.1 million, up 15 percent. DIY can be seen in about 48 million households, up from about 39 million households a year ago.

Fine Living revenue increased 25 percent to $11.4 million. Fine Living reaches about 50 million households vs. 40 million households last year.

Revenue at Great American Country increased 30 percent to $6.3 million. Great American Country can be seen in about 51 million homes compared with 44 million homes a year ago.

Newspapers

Total newspaper revenue declined 5.7 percent to $158 million. Advertising revenue at newspapers managed solely by Scripps was $125 million, down 6.4 percent from the prior-year period.

Advertising revenue broken down by category was:

•	Local, down 9.7 percent to $32.3 million.

•	Classified, down 14 percent to $46.6 million.

•	National, up 9.0 percent to $8.5 million.

•	Preprint and other, up 4.9 percent to $37.9 million. Online revenue, which is included in the preprint and other category, was $10.4 million, up 19 percent, year-over-year.

Circulation revenue was $28.8 million, down 5.8 percent.

Equity in earnings from the company’s newspapers in joint operating agreements increased to $12.0 million from $10.1 million as a result of lower depreciation expense compared with the prior year.

Newsprint expense declined 20 percent due to lower paper usage and a 13 percent decrease in newsprint prices.

Total cash expenses for Scripps newspapers managed solely by the company were down 3.4 percent to the prior year.

Total newspaper segment profit was $36.9 million compared with $39.7 million in the prior-year period.

Scripps Television Station Group

Television Station Group revenue was $73.3 million compared with $81.7 million a year earlier.

Revenue broken down by category was:

•	Local, up 1.1 percent to $45.2 million.

•	National, up 4.2 percent to $22.9 million.

•	Political, $700,000 compared with $11.7 million in 2006.

Cash expenses for the Television Station Group were $60.0 million, up 1.8 percent from the prior year.

Television Station Group segment profit was $13.2 million compared with $22.7 million in the prior year period.

Scripps Interactive Media

Scripps Interactive Media revenue was $54.6 million for the third quarter compared with $60.9 million in the third quarter 2006.

Segment profit at Scripps Interactive Media was $8.2 million compared with $9.0 million in the third quarter of 2006.

Licensing and Other Media

Revenue was $21.0 million compared with $24.6 million in the prior-year period.

Segment profit was $1.7 million compared with $4.0 million in the third quarter 2006.

Guidance

Based on advance advertising sales, the company currently anticipates fourth quarter 2007 total revenue for Scripps Networks will be up 10 to 12 percent year over year. Total Scripps Networks expenses are expected to increase about 5 percent during the fourth quarter.

Total newspaper revenue is expected to be down 5 to 7 percent from the prior year in the fourth quarter due primarily to weakness in classified and local advertising. Total newspaper expenses are expected to be down slightly compared with the prior year.

At the company’s broadcast television stations, the percentage decrease in total revenue is expected to be 15 to 20 percent, reflecting the absence of political advertising relative to the prior-year period. TV Station Group expenses are expected to be down slightly.

Scripps Interactive Media, which includes Shopzilla and uSwitch, is expected to generate segment profit of about $18 million in the fourth quarter.

Corporate expenses, excluding any expenses that may incurred as a result of the company’s proposed separation, are expected to be about $16 million in the fourth quarter.

Fourth quarter earnings per share from continuing operations are expected to be between 68 and 72 cents. Earnings per share from continuing operations during the fourth quarter of 2006 were 80 cents.

Conference call

The senior management team at Scripps will discuss the company’s third quarter results during a telephone conference call at 11 a.m. EDT today. Scripps will offer a live audio Web cast of the conference call. To access the Web cast, visit www.scripps.com, choose “Shareholders,” then follow the link in the “Upcoming Events” section.

To access the conference call by telephone, dial 1-866-837-9779 (U.S.) or 1-703-639-1417 (International), approximately 10 minutes before the start of the call. Callers will need the name of the call (third quarter earnings report) to be granted access. Callers also will be asked to provide their name and company affiliation. The media and general public are provided access to the conference call on a listen-only basis.

A replay line will be open from 2:30 p.m. EDT Oct. 25 until 11:59 p.m. EDT Nov. 1. The domestic number to access the replay is 1-800-475-6701 and the international number is 1-320-365-3844. The access code for both numbers is 890440.

A replay of the conference call will be archived and available online for an extended period of time following the call. To access the audio replay, visit www.scripps.com approximately four hours after the call, choose “Shareholders” then follow the “audio archives” link on the left navigation bar.

Forward-looking statements

This press release contains certain forward-looking statements related to the company’s businesses, including the proposed separation plan, that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2006 SEC Form 10K.

We undertake no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date the statement is made.

About Scripps

The E.W. Scripps Company (www.scripps.com) is a diverse and growing media enterprise with interests in national cable networks, newspaper publishing, broadcast television stations, interactive media, and licensing and syndication.

The company’s portfolio of media properties includes: Scripps Networks, with such brands as HGTV, Food Network, DIY Network, Fine Living and Great American Country; daily and community newspapers in 17 markets and the Washington-based Scripps Media Center, home to the Scripps Howard News Service; 10 broadcast TV stations, including six ABC-affiliated stations, three NBC affiliates and one independent; Scripps Interactive Media, including leading online search and comparison shopping services, Shopzilla and uSwitch; and United Media, a leading worldwide licensing and syndication company that is the home of PEANUTS, DILBERT and approximately 150 other features and comics.

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Contact: Tim Stautberg, The E.W. Scripps Company, 513-977-3826

Email: Stautberg@scripps.com

THE E.W. SCRIPPS COMPANY

RESULTS OF OPERATIONS

(in thousands, except per share data)	Three months ended September 30,			Nine months ended September 30,
	2007	2006	Change	2007	2006	Change
Operating revenues	$596,446	$583,449	2.2%	$1,837,944	$1,815,092	1.3%
Costs and expenses	(429,719)	(418,615)	2.7%	(1,323,068)	(1,261,801)	4.9%
Depreciation and amortization of intangibles	(31,652)	(27,128)	16.7%	(98,304)	(85,909)	14.4%
Gain on formation of Colorado newspaper partnership					3,535
Gains (losses) on disposal of PP&E	(544)	(277)	96.4%	(876)	(433)
Hurricane recoveries, net		150			1,900

Operating income	134,531	137,579	(2.2)%	415,696	472,384	(12.0)%
Interest expense	(9,072)	(15,281)	(40.6)%	(30,002)	(42,971)	(30.2)%
Equity in earnings of JOAs and other joint ventures	15,544	13,942	11.5%	41,232	39,923	3.3%
Miscellaneous, net	12,056	2,134		15,817	5,264

Income from continuing operations before income taxes and minority interests	153,059	138,374	10.6%	442,743	474,600	(6.7)%
Provision for income taxes	(46,957)	(44,132)	6.4%	(135,265)	(159,929)	(15.4)%

Income from continuing operations before minority interests	106,102	94,242	12.6%	307,478	314,671	(2.3)%
Minority interests	(18,176)	(15,806)	15.0%	(57,144)	(49,881)	14.6%

Income from continuing operations	87,926	78,436	12.1%	250,334	264,790	(5.5)%
Income (loss) from discontinued operations, net of tax	441	(5,373)		3,978	(45,518)

Net income	$88,367	$73,063	20.9%	$254,312	$219,272	16.0%

Net income (loss) per diluted share of common stock:
Income from continuing operations	$.54	$.48		$1.52	$1.61
Income (loss) from discontinued operations	.00	(.03)		.02	(.28)

Net income per diluted share of common stock	$.54	$.44		$1.55	$1.33

Weighted average diluted shares outstanding	163,879	164,512		164,410	164,842

Net income per share amounts may not foot since each is calculated independently.

See notes to results of operations.

Notes to Results of Operations

1. DISCONTINUED OPERATIONS

In the first quarter of 2006, we undertook a deliberate and careful assessment of strategic alternatives for Shop At Home which culminated in the sale of the operations of Shop At Home television network and certain assets to Jewelry Television in June 2006 for approximately $17 million in cash. Jewelry Television also assumed a number of Shop At Home’s television affiliation agreements. We also reached agreement in the third quarter of 2006 to sell the five Shop At Home-affiliated broadcast television stations for cash consideration of $170 million. On December 22, 2006, we closed the sale for the three stations located in San Francisco, CA, Canton, OH and Wilson, NC. The sale of the two remaining stations located in Lawrence, MA, and Bridgeport, CT closed on April 24, 2007.

In accordance with the provisions of Financial Accounting Standard No. (“FAS”) 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, the results of businesses held for sale or that have ceased operations are presented as discontinued operations within our results of operations. Accordingly, these businesses have also been excluded from segment results for all periods presented.

Operating results of our discontinued operations were as follows:

(in thousands)	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Operating revenues	$3	$1,962	$1,323	$166,584

Income (loss) from discontinued operations:
Income (loss) from operations	$679	$(8,110)	$1,146	$(58,614)
Loss on divestiture			(255)	(12,054)

Income (loss) from discontinued operations, before tax	679	(8,110)	891	(70,668)
Income taxes (benefit)	238	(2,737)	(3,087)	(25,150)

Income (loss) from discontinued operations	$441	$(5,373)	$3,978	$(45,518)

The tax benefit that has been recognized in 2007 is primarily attributed to differences that were identified between our prior year tax provision and tax returns.

In connection with reaching agreement on the sale of the five Shop At Home-affiliated broadcast television stations, Shop At Home’s loss from operations includes an impairment charge of approximately $7.5 million in the third quarter of 2006. Shop At Home’s loss from operations in the 2006 year-to-date period also includes $23.4 million of costs associated with employee termination benefits, the termination of long-term agreements and charges to write-down certain assets of the network.

The loss on divestiture in 2006 represents losses on the sale of property and other assets to Jewelry Television.

2. OTHER CHARGES AND CREDITS

Net income was affected by the following:

2007 – Investment results, reported in the caption “Miscellaneous, net” in our Condensed Consolidated Statements of Income, include realized gains from the sale of certain investments in the third quarter of 2007. Net income was increased by $5.9 million, $.04 per share.

Our tax provision for the third quarter of 2007 includes favorable adjustments related to statutory rate changes in certain of the jurisdictions in which we operate. Net income was increased by $2.9 million, $.02 per share.

A majority of our newspapers offered voluntary separation plans to eligible employees during 2007. In connection with the acceptance of the offer by 137 employees, we accrued severance related costs of $8.9 million in the second quarter of 2007. These costs reduced year-to-date net income $5.4 million, $.03 per share.

Due to changes in a distribution agreement at our Shopzilla business, we wrote down intangible assets during the first quarter of 2007 to reflect that certain components of the contract were not continued. This resulted in a charge to amortization of $5.2 million that reduced year-to-date net income $3.3 million, $.02 per share.

In connection with the adoption of Financial Accounting Standards Board Interpretation No. 48 and the corresponding detailed review that was completed for our deferred tax balances, we identified adjustments necessary to properly record certain tax balances. These adjustments reduced the tax provision in the first quarter of 2007 increasing year-to-date net income $4.0 million, $.02 per share.

2006 – In February of 2006, we completed the formation of a newspaper partnership with MediaNews Group, Inc. (“MediaNews”) that operates certain of both companies’ newspapers in Colorado. We contributed the assets of our Boulder Daily Camera, Colorado Daily and Bloomfield Enterprise newspapers for a 50% interest in the partnership. MediaNews contributed the assets of publications they operate in Colorado. In addition, MediaNews paid us cash consideration of $20.4 million. We recognized a pre-tax gain of $3.5 million in the first quarter of 2006 upon completion of the transaction, which increased net income by $2.1 million, $.01 per share.

Certain of our Florida operations sustained hurricane damages in 2004 and 2005. Throughout the course of 2006, we reached agreements with insurance providers and other responsible third parties on certain of our property and business interruption claims and recorded insurance recoveries of $1.9 million, which increased net income by $1.2 million, $.01 per share.

3. SEGMENT INFORMATION

Our reportable segments are strategic businesses that offer different products and services. Scripps Networks includes national television networks, Newspapers includes daily and community newspapers, Broadcast television includes nine network affiliated stations and one independent station, Interactive media includes our online search and comparison shopping services, and Licensing and other media primarily includes syndication and licensing of news features and comics.

Our chief operating decision maker (as defined by FAS 131, “Segment Reporting”) evaluates the operating performance of our business segments using a measure we call segment profit. Segment profit excludes interest, income taxes, depreciation and amortization, divested operating units, restructuring activities, investment results and certain other items that are included in net income determined in accordance with accounting principles generally accepted in the United States of America.

Items excluded from segment profit generally result from decisions made in prior periods or from decisions made by corporate executives rather than the managers of the business segments. Depreciation and amortization charges are the result of decisions made in prior periods regarding the allocation of resources and are therefore excluded from the measure. Financing, tax structure and divestiture decisions are generally made by corporate executives. Excluding these items from our business segment performance measure enables us to evaluate business segment operating performance for the current period based upon current economic conditions and decisions made by the managers of those business segments in the current period.

We account for our share of the earnings of JOAs and newspaper partnerships using the equity method of accounting. Our equity in earnings of JOAs and newspaper partnerships is included in “Equity in earnings of JOAs and other joint ventures” in our Results of Operations. Newspaper segment profit includes equity in earnings of JOAs and newspaper partnerships. Scripps Networks segment profit includes equity in earnings of joint ventures.

Information regarding the operating performance of our business segments determined in accordance with FAS 131 and reconciliation to our Results of Operations is as follows:

(in thousands)	Three months ended September 30,			Nine months ended September 30,
	2007	2006	Change	2007	2006	Change
Segment operating revenues:
Scripps Networks	$289,376	$248,795	16.3%	$867,003	$772,700	12.2%

Newspapers:
Newspapers managed solely by us	158,221	167,892	(5.8)%	493,695	533,988	(7.5)%
JOAs and newspaper partnerships	70	43	62.8%	176	147	19.7%

Total	158,291	167,935	(5.7)%	493,871	534,135	(7.5)%
Boulder prior to formation of Colorado newspaper partnership					2,189

Total newspapers	158,291	167,935	(5.7)%	493,871	536,324	(7.9)%
Broadcast television	73,278	81,667	(10.3)%	234,325	251,875	(7.0)%
Interactive media	54,589	60,864	(10.3)%	176,545	184,472	(4.3)%
Licensing and other media	21,005	24,647	(14.8)%	66,586	70,778	(5.9)%
Corporate	452	274	65.0%	1,678	716
Intersegment eliminations	(545)	(733)	(25.6)%	(2,064)	(1,773)	16.4%

Total operating revenues	$596,446	$583,449	2.2%	$1,837,944	$1,815,092	1.3%

Segment profit (loss):
Scripps Networks	$136,937	$116,247	17.8%	$428,573	$373,062	14.9%

Newspapers:
Newspapers managed solely by us	32,656	38,110	(14.3)%	98,603	141,835	(30.5)%
JOAs and newspaper partnerships	4,205	1,568		3,114	2,984	4.4%

Total	36,861	39,678	(7.1)%	101,717	144,819	(29.8)%
Boulder prior to formation of Colorado newspaper partnership					(125)

Total newspapers	36,861	39,678	(7.1)%	101,717	144,694	(29.7)%
Broadcast television	13,242	22,694	(41.6)%	53,117	71,598	(25.8)%
Interactive media	8,190	8,957	(8.6)%	14,566	39,341	(63.0)%
Licensing and other media	1,675	4,007	(58.2)%	7,231	10,027	(27.9)%
Corporate	(14,639)	(12,356)	18.5%	(48,912)	(43,307)	12.9%
Intersegment eliminations	5	(301)		(184)	(301)	(38.9)%

Depreciation and amortization of intangibles	(31,652)	(27,128)	16.7%	(98,304)	(85,909)	14.4%
Gain on formation of Colorado newspaper partnership					3,535
Gains (losses) on disposal of PP&E	(544)	(277)	96.4%	(876)	(433)
Interest expense	(9,072)	(15,281)	(40.6)%	(30,002)	(42,971)	(30.2)%
Miscellaneous, net	12,056	2,134		15,817	5,264

Income from continuing operations before income taxes and minority interests	$153,059	$138,374	10.6%	$442,743	$474,600	(6.7)%

Certain items required to reconcile segment profitability to consolidated results of operations determined in accordance with accounting principles generally accepted in the United States of America are attributed to particular business segments. Significant reconciling items attributable to each business segment are as follows:

(in thousands)	Three months ended September 30,		Nine months ended September 30,
	2007	2006	2007	2006
Depreciation:
Scripps Networks	$5,044	$4,550	$14,524	$12,467

Newspapers:
Newspapers managed solely by us	5,735	5,576	16,695	16,156
JOAs and newspaper partnerships	334	311	1,000	921

Total	6,069	5,887	17,695	17,077
Boulder prior to formation of Colorado newspaper partnership				111

Total newspapers	6,069	5,887	17,695	17,188
Broadcast television	4,265	4,281	12,707	13,413
Interactive media	5,399	1,143	14,219	7,924
Licensing and other media	121	120	356	442
Corporate	386	378	1,201	1,030

Total depreciation	$21,284	$16,359	$60,702	$52,464

Amortization of intangibles:
Scripps Networks	$824	$801	$2,445	$2,481

Newspapers:
Newspapers managed solely by us	523	562	1,439	1,003
JOAs and newspaper partnerships

Total	523	562	1,439	1,003
Boulder prior to formation of Colorado newspaper partnership				21

Total newspapers	523	562	1,439	1,024
Broadcast television	284	284	844	844
Interactive media	8,737	9,122	32,874	29,096

Total amortization of intangibles	$10,368	$10,769	$37,602	$33,445

Gains (losses) on disposal of PP&E:
Scripps Networks	$(1)	$(10)	$(69)	$(104)

Newspapers:
Newspapers managed solely by us	(39)	(161)	(80)	(196)
JOAs and newspaper partnerships		1	(1)	9

Total newspapers	(39)	(160)	(81)	(187)
Broadcast television	(127)	(107)	(153)	(142)
Interactive Media	(356)		(552)
Corporate	(21)		(21)

Gains (losses) on disposal of PP&E	$(544)	$(277)	$(876)	$(433)

Gain on formation of Colorado newspaper partnership				$3,535

4. JOINT OPERATING AGREEMENTS AND NEWSPAPER PARTNERSHIPS

Three of our newspapers are operated pursuant to the terms of JOAs. The Newspaper Preservation Act of 1970 provides a limited exemption from anti-trust laws, permitting competing newspapers in a market to combine their sales, production and business operations in order to reduce aggregate expenses and take advantage of economies of scale, thereby allowing the continuing operation of both newspapers in that market. Each newspaper in a JOA maintains a separate and independent editorial operation.

In the third quarter of 2007, we announced that we are seeking a buyer for The Albuquerque Tribune and intend to close the newspaper if a qualified buyer is not found. We also reached an agreement in principle with the Journal Publishing Company, the publisher of the Albuquerque Journal (“Journal”), to terminate the Albuquerque joint operating agreement between the Journal and our Albuquerque Tribune newspaper following the sale or closure of our newspaper. Under the new agreement with the Journal Publishing Company, we will continue to own an approximate 40% residual interest in the Albuquerque Publishing Company, G.P. (the “Partnership”). The Partnership will direct and manage the operations of the continuing Journal newspaper and we will receive a share of the Partnerships’ profits commensurate with our residual interest.

In February of 2006, we formed a newspaper partnership with MediaNews Group, Inc. (“MediaNews”) that will operate certain of both companies’ newspapers in Colorado, including their editorial operations. We have a 50% interest in the partnership.

Our share of the operating profit (loss) of JOAs and newspaper partnerships are reported as “Equity in earnings of JOAs and other joint ventures” in our Results of Operations.

Financial information related to our JOAs and newspaper partnerships is as follows:

(in thousands)	Three months ended September 30,			Nine months ended September 30,
	2007	2006	Change	2007	2006	Change
Equity in earnings of JOAs and newspaper partnerships:
Denver	$6,072	$1,736		$10,226	$5,939	72.2%
Cincinnati	3,953	5,341	(26.0)%	12,392	14,386	(13.9)%
Albuquerque	2,886	2,622	10.1%	7,383	7,958	(7.2)%
Colorado	(980)	402		(581)	957
Other newspaper partnerships and joint ventures		(15)		(323)	131

Total equity in earnings of JOAs	11,931	10,086	18.3%	29,097	29,371	(0.9)%
Operating revenues of JOAs and newspaper partnerships	70	43	62.8%	176	147	19.7%

Total	$12,001	$10,129	18.5%	$29,273	$29,518	(0.8)%

In the third quarter of 2005, the management committee of the Denver Newspaper Agency (“DNA”) approved plans to consolidate DNA’s newspaper production facilities resulting in certain assets of the existing facilities being retired earlier than previously estimated. The reduction in these assets’ estimated useful lives increased DNA’s depreciation expense through April 2007. The increased depreciation resulted in a $3.0 million decrease in our equity in earnings from JOAs in the third quarter of 2006. Year-to-date equity in earnings of JOAs was reduced by $4.0 million in 2007 and $9.3 million in 2006.

Gannett Co., Inc. has notified us of its intent to terminate the Cincinnati JOA upon its expiration in December 2007. In July 2007, we announced that we will cease publication of our newspapers that participate in the Cincinnati JOA at the end of the year.

5. SCRIPPS NETWORKS

Scripps Networks includes five national television networks and their affiliated Websites, Home & Garden Television (“HGTV”), Food Network, DIY Network (“DIY”), Fine Living and Great American Country (“GAC”); and our 7.25% interest in Fox-BRV Southern Sports Holdings, which comprises the Sports South and Fox Sports Net South regional television networks. Our networks also operate internationally through licensing agreements and joint ventures with foreign entities.

Revenue information for Scripps Networks is as follows:

(in thousands)	Three months ended September 30,			Nine months ended September 30,
	2007	2006	Change	2007	2006	Change
Operating revenues:
HGTV	$144,221	$124,121	16.2%	$430,272	$385,622	11.6%
Food Network	113,279	98,001	15.6%	341,942	305,017	12.1%
DIY	14,137	12,321	14.7%	40,802	37,538	8.7%
Fine Living	11,369	9,082	25.2%	34,258	27,715	23.6%
Great American Country	6,252	4,817	29.8%	18,930	14,623	29.5%

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: September	The E.W. Scripps Company
Report date: October 25, 2007	513-977-3826

REVENUE AND STATISTICAL SUMMARY FOR SELECTED OPERATING SEGMENTS

(amounts in millions, unless otherwise noted)	Quarter			Year-to-date
	2007	2006	%	2007	2006	%
SCRIPPS NETWORKS
Operating Revenues
Advertising	$223.4	$191.8	16.5%	$673.7	$611.8	10.1%
Affiliate fees, net	60.4	49.0	23.2%	177.0	146.6	20.7%
Other	5.5	8.0	(30.7)%	16.4	14.3	14.5%

Scripps Networks	$289.4	$248.8	16.3%	$867.0	$772.7	12.2%

Subscribers (1)
HGTV				95.8	91.0	5.3%
Food Network				95.6	90.8	5.3%
DIY				47.7	39.4	21.1%
Fine Living				49.6	39.8	24.6%
Great American Country				50.7	44.3	14.4%

NEWSPAPERS (2,3)
Operating Revenues
Local	$32.3	$35.8	(9.7)%	$104.6	$118.1	(11.4)%
Classified	46.6	54.1	(13.9)%	147.1	175.5	(16.2)%
National	8.5	7.8	9.0%	25.8	26.3	(1.9)%
Preprints, online and other	37.9	36.1	4.9%	113.4	109.0	4.0%

Newspaper advertising	125.4	133.9	(6.4)%	390.9	428.9	(8.9)%
Circulation	28.8	30.5	(5.8)%	89.2	93.3	(4.3)%
Other	4.1	3.4	18.5%	13.5	11.8	14.7%

Newspapers managed solely by us	$158.2	$167.9	(5.8)%	$493.7	$534.0	(7.5)%

BROADCAST TELEVISION
Operating Revenues
Local	$45.2	$44.7	1.1%	$148.0	$152.2	(2.8)%
National	22.9	22.0	4.2%	72.6	75.5	(3.9)%
Political	0.7	11.7	(94.1)%	1.4	15.3	(90.9)%
Other	4.5	3.3	35.5%	12.4	8.8	40.7%

Broadcast Television	$73.3	$81.7	(10.3)%	$234.3	$251.9	(7.0)%

(1)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks, with the exception of Fine Living which is not yet rated by Nielsen and represent comparable amounts estimated by us.
(2)	On February 1, 2006, we contributed the Boulder Daily Camera, the Colorado Daily and the twice-weekly Broomfield Enterprise in exchange for a 50% interest in a partnership we jointly operate with MediaNews Group Inc. To enhance comparability the reported revenues do not include operating revenues of these newspapers prior to the formation of the partnership. Our 50% share of the operating profit (loss) of the partnership is reported as “Equity in earnings of JOAs and other joint ventures” in our financial statements.
(3)	Third quarter 2007 had 14 Sundays, versus 13 Sundays in 2006.